EXHIBIT 99.1

BioCryst Reports First Quarter 2015 Financial Results

RESEARCH TRIANGLE PARK, N.C., May 8, 2015 (GLOBE NEWSWIRE) -- BioCryst Pharmaceuticals, Inc. (Nasdaq:BCRX) today announced financial results for the first quarter ended March 31, 2015.

"We look forward to an exciting second half of 2015, when we anticipate reporting data from two HAE prophylaxis development programs, the ongoing OPuS-2 trial and the soon to begin Phase 1 trial of our once-daily second generation lead, BCX7353," said Jon P. Stonehouse, President & Chief Executive Officer. "We are also working to secure a RAPIVAB® procurement contract by the end of this year."

First Quarter Financial Results

For the three months ended March 31, 2015, revenues increased to $6.8 million from $3.5 million in the first quarter of 2014. The increase was primarily associated with higher collaborative revenue associated with BCX4430 development under an early development contract with the National Institute of Allergy and Infectious Diseases (NIAID) and the recently awarded advanced development contract with the Biomedical Advanced Research and Development Authority (BARDA/HHS). In addition, we recorded $537,000 in RAPIVAB revenue representing drug sold under the sell-through revenue recognition methodology.

Research and Development (R&D) expenses for the first quarter of 2015 increased to $17.1 million from $9.2 million in the first quarter of 2014. The increase in R&D expense in 2015 resulted from higher development costs associated with the hereditary angioedema (HAE) programs, and to a lesser extent, our BCX4430 program.

General and administrative (G&A) expenses for the first quarter of 2015 increased to $4.1 million compared to $1.6 million for the first quarter of 2014. The increase in 2015 resulted primarily from higher administrative, distribution and marketing expenses associated with the approval of RAPIVAB (peramivir injection), as well as unrestricted grants awarded to the U.S. and international HAE advocacy groups.

Interest expense, which is related to non-recourse notes, was $1.3 million in the first quarter of 2015 and $1.2 million in the first quarter of 2014. Also, a $464,000 mark-to-market gain on the Company's foreign currency hedge was recognized in the first quarter of 2015, as compared to a $1.5 million mark-to-market loss in the first quarter of 2014. These gains and losses result from periodic changes in the U.S. dollar/Japanese yen exchange rate and the related mark-to-market valuation of our underlying hedge arrangement.

The net loss for the first quarter of 2015 was $15.2 million, or $0.21 per share, compared to a net loss of $10.1 million, or $0.17 per share, for the first quarter 2014.

Cash, cash equivalents and investments totaled $111.3 million at March 31, 2015 and represented a $2.7 million decrease from the $114.0 million at December 31, 2014. Net operating cash use for the first quarter of 2015 was $3.8 million, as compared to $5.0 million for the first quarter of 2014. Our cash utilization in the first quarter of 2015 was uncharacteristically low, as contrasted to previous quarters and future quarters in 2015, due to collection of RAPIVAB receivables from the initial distribution stocking for the 2014/2015 flu season.

Clinical Development Update & Outlook

  The OPuS-2 (Oral ProphylaxiS-2) clinical trial is proceeding as planned and we expect to report results in late 2015. OPuS-2 is a 12-week, three-arm, parallel cohort design trial to evaluate the efficacy and safety of two doses of BCX4161, 300 mg and 500mg, administered three-times daily compared with placebo. Approximately 100 HAE patients will be enrolled in the U.S. and other selected countries.

  BioCryst expects to initiate a Phase 1 human trial of the once daily, second generation HAE compound BCX7353 during the second quarter of 2015, and anticipates reporting safety and pharmacokinetic/phamacodynamic results from this trial during the third quarter.

  On March 31, 2015, we announced that BARDA/HHS awarded us a contract for the continued development of BCX4430 as a broad spectrum antiviral drug. This BARDA/HHS contract included a base contract of $12.1 million to support BCX4430 drug manufacturing, as well as $22.9 million in additional development options that can be exercised, bringing the potential contract value to $35.0 million. In addition, the Phase 1 healthy volunteer trial of BCX4430 funded by NIAID in is ongoing. Safety and pharmacokinetic/phamacodynamic results from this trial are expected in the third quarter of 2015.

Financial Outlook for 2015

Based upon development plans and assumptions and our awarded government contracts, BioCryst expects its 2015 net operating cash use to be in the range of $65 to $80 million, and its 2015 operating expenses to be in the range of $75 to $95 million. Our operating expense range excludes equity-based compensation expense due to the difficulty in reliably projecting this expense as it is impacted by the volatility and price of the Company's stock, as well as by the vesting of the Company's outstanding performance-based stock options.

Conference Call and Webcast

BioCryst's leadership team will host a conference call and webcast Friday, May 8, 2015 at 11:00 a.m. Eastern Time to discuss these financial results and recent corporate developments. To participate in the conference call, please dial 1-877-303-8027 (United States) or 1-760-536-5165 (International). No passcode is needed for the call. The webcast can be accessed by logging onto www.BioCryst.com. Please connect to the website at least 15 minutes prior to the start of the conference call to ensure adequate time for any software download that may be necessary.

About BioCryst Pharmaceuticals

BioCryst Pharmaceuticals designs, optimizes and develops novel small molecule drugs that block key enzymes involved in rare diseases. BioCryst currently has several ongoing development programs: oral inhibitors of plasma kallikrein for hereditary angioedema, including BCX4161, BCX7353 and other second generation compounds, and BCX4430, a broad spectrum viral RNA polymerase inhibitor. For more information, please visit the Company's website at www.BioCryst.com. In December 2014, RAPIVABTM (peramivir injection), a viral neuraminidase inhibitor, was approved by the FDA. For more information regarding RAPIVAB, please visit http://rapivab.com/.

Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding future results, performance or achievements. These statements involve known and unknown risks, uncertainties and other factors which may cause BioCryst's actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and are subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Some of the factors that could affect the forward-looking statements contained herein include: that the OPuS-2 clinical trial and other planned trials of BCX4161 or BCX7353 may not have a favorable outcome; that developing a commercial formulation for BCX4161, BCX7353 or any other HAE compound may take longer or may be more expensive than planned; ongoing and future preclinical and clinical development of HAE second generation candidates may not have positive results; that BioCryst may not be able to enroll the required number of subjects in planned clinical trials of product candidates; that the Company may not advance human clinical trials with product candidates as expected; that the FDA may require additional studies beyond the studies planned for product candidates, or may not provide regulatory clearances which may result in delay of planned clinical trials, or may impose a clinical hold with respect to such product candidate, or withhold market approval for product candidates; that BioCryst may not receive additional government funding to further support the development of BCX4430; that BCX4430 development may not be successful; that NIAID or BARDA may further condition, reduce or eliminate future funding; that revenue from RAPIVAB is unpredictable and commercialization of RAPIVAB may never result in significant commercial revenue for the Company; that actual financial results may not be consistent with expectations, including that 2015 operating expenses and cash usage may not be within management's expected ranges. Please refer to the documents BioCryst files periodically with the Securities and Exchange Commission, specifically BioCryst's most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, all of which identify important factors that could cause the actual results to differ materially from those contained in BioCryst's projections and forward-looking statements.

BCRXW

BIOCRYST PHARMACEUTICALS, INC.
FINANCIAL SUMMARY
(in thousands, except per share numbers)

Statements of Operations (Unaudited)
	Three Months Ended
	March 31,
	2015	2014
Revenues:
Product sales, net	$ 537	$ --
Royalty revenue	1,518	1,821
Collaborative and other research and development	4,771	1,637
Total revenues	6,826	3,458

Expenses:
Cost of products sold	15	--
Research and development	17,120	9,183
General and administrative	4,061	1,588
Royalty	60	73
Total expenses	21,256	10,844

Loss from operations	(14,430)	(7,386)

Interest and other income	117	17
Interest expense	(1,315)	(1,242)
Gain (loss) on foreign currency derivative	464	(1,526)

Net loss	$ (15,164)	$ (10,137)

Basic and diluted net loss per common share	$ (0.21)	$ (0.17)

Weighted average shares outstanding	72,341	59,589

Balance Sheet Data (in thousands)
	March 31, 2015	December 31, 2014
	(Unaudited)	(Note 1)
Cash, cash equivalents and investments	$ 108,643	$ 113,888
Restricted cash	2,637	150
Receivables from product sales	--	5,641
Receivables from collaborations	5,594	3,849
Total assets	129,867	136,874
Non-recourse notes payable	30,000	30,000
Accumulated deficit	(483,062)	(467,898)
Stockholders' equity	64,371	75,635

Note 1: Derived from audited financial statements.
CONTACT: Robert Bennett, BioCryst Pharmaceuticals, +1-919-859-7910